Exhibit 10(a)54
1998 EQUITY OWNERSHIP PLAN
 OF ENTERGY CORPORATION AND SUBSIDIARIES
(As Amended and Restated Effective for Grants and Elections After February 13, 2003)

Certificate of Amendment

Amendment No. 1

THIS INSTRUMENT, executed this 23rd day of December, 2005, but made effective January 1, 2005, constitutes the First Amendment of the 1998 Equity Ownership Plan of Entergy Corporation and Subsidiaries, as amended and restated effective for grants and elections after February 13, 2003 (the “Plan”).

All capitalized terms used in this document shall have the meanings assigned to them in the Plan unless otherwise defined in this document.

Pursuant to Section 9.1 of the Plan, the Plan is amended as follows:

An Addendum is added at the end of this Plan to read as follows:

ADDENDUM

Notwithstanding any other Plan provision to the contrary, all deferrals of Awards granted or vested on and after January 1, 2005 (“409A Benefits”) are subject to Internal Revenue Code Section 409A.  Participants are hereby allowed to make new payment elections with respect to all 409A Benefit amounts deferred under this Plan in accordance with Internal Revenue Service Notice 2005-1, Q&A-19(c) and related Proposed Treasury Regulations under Internal Revenue Code Section 409A.  Such elections shall be made in accordance with the Payment Election Forms attached to this Addendum.  This Addendum shall in no way modify any provisions of this Plan with respect to Awards granted and vested before January 1, 2005, including any earnings or appreciation thereon, and such grandfathered benefits shall not be subject to Internal Revenue Code Section 409A.

Without limiting in any way the provisions set forth in the immediately preceding paragraph, the deferral feature with respect to any stock option granted prior to February 13, 2003 and exercised on or after January 1, 2005 (“Eligible Options”) is hereby removed from such Eligible Option, unless a System Management Participant irrevocably elects, prior to January 1, 2006 and in accordance with Internal Revenue Service Notice 2005-1, Q&A-19(c), to defer the gain associated with all Eligible Options granted to such System Management Participant.  In addition, a System Management Participant may irrevocably elect, prior to January 1, 2006 and in accordance with Internal Revenue Service Notice 2005-1, Q&A-20, to cancel the deferral feature on any Eligible Options exercised by such System Management Participant in calendar year 2005 and for which the System Management Participant had made a prior deferral election.  Any such elections shall be made using the Transitional Payment  Election Form for Option Gains attached to this Addendum.

IN WITNESS WHEREOF, the Personnel Committee has caused this First Amendment to the 1998 Equity Ownership Plan of Entergy Corporation and Subsidiaries to be executed by its duly authorized representative on the day, month, and year above set forth.

PERSONNEL COMMITTEE
through the undersigned duly authorized representative

/s/ William E. Madison
WILLIAM E. MADISON
Senior Vice-President,
Human Resources and Administration